Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS ( “the Agreement”) is entered into by and between EAU Technologies, Inc. (“the “Company”) and Wade R. Bradley (“Employee”), as of the Effective Date as defined in Section 9(e) below.

WITNESSETH:

WHEREAS, Employee’s employment relationship with the Company shall end on July 14, 2014 (the “Separation Date”); and

WHEREAS, Employee and the Company hereby desire to settle fully and finally all differences between them that may arise out of or relate to Employee’s employment with the Company and all other claims Employee has or may have through the date of execution of this Agreement by Employee against the Company and all other parties released hereunder; and

NOW, THEREFORE, in consideration of these recitals and the mutual agreements contained herein, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree, promise and covenant as to each of the following:

1.           Capacity to Execute.  Each of the parties represents the party is legally viable and competent to enter into this Agreement, is relying on independent judgment and the advice of legal counsel and has not been influenced, pressured or coerced to any extent whatsoever in making this Agreement by any representations or statements made by the Company and/or any person or persons representing the Company, and that the individuals executing this Agreement are authorized to do so.  Each of the parties further represents and warrants that the party has not sold, assigned, transferred, conveyed or otherwise disposed of all or any part of the claims released hereunder, whether known or unknown.

2.           Payments to Employee.

(a)           In exchange for the release provided in Section 3 below, and provided that this Agreement is not revoked in accordance with Section 9(d) below, Employee shall receive the following consideration:

(i)           Severance Pay, in an amount equal to six (6) months of Employee’s current Base Salary.  The Severance Pay shall be paid ratably over a six (6) month period following the Separation Date, in accordance with the Company’s then standard payroll practices and procedures and subject to applicable Federal and state tax withholdings, with the payments commencing with the Company’s first regularly scheduled payroll following the Effective Date, as defined in Section 9(e) below.

(ii)           Payment for any earned but unused vacation days for 2014, which amount shall be paid within thirty (30) days following the Separation Date.

(b)            The payment of the Severance Pay is expressly conditioned upon Employee observing all covenants contained in the Employment Agreement between the Company and Employee dated October 24, 2006, as amended, that survive termination of that Employment Agreement, including without limitation those set forth in Sections 4, 5, 6, 7, 8, 10, and 11 of the Employment Agreement, and Employee shall forfeit any payment due hereunder in the event of such breach.

(c)           The payment obligations set forth in Section 2(a) shall constitute the total payment obligations under this Agreement.  Accordingly, Employee understands and warrants that no further amount is or shall be due or claimed to be due from the Company and/or any other person or entity released in Section 3 below with respect to any claim or claims released in Section 3 below, including, but not limited to, any and all claims for attorneys’ fees that Employee may have under any federal, state or local law, common law or in equity.

(d)           Apart from the payments described above, Employee shall receive all compensation otherwise payable to Employee for services rendered up to and including the Separation Date, including, without limitation, any salary compensation, as well as reimbursement for any business expenses incurred prior to Employee’s receipt of notice of termination, so long as such expenses comply with the Company’s policies regarding the reimbursement of business expenses.

3.           Release.  The Parties release one another as follows:

(a)           Full Release of all Claims by Employee.  In exchange for the mutual promises and other consideration described herein, Employee, on behalf of Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators, releases the Company and any and all of its past and present officers, directors, agents, administrators, assigns, receivers, attorneys, servants, legal representatives, affiliates, insurers, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, insurance benefit plans, and any other representative or entity acting on its behalf, from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of Employee’s execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by Employee to date, including, but not limited to all claims for or relating to breach of express or implied contract (including, without limitation, breach of the Employment Agreement), negligence, fraud, defamation, lost income and earnings, wrongful termination, discrimination, and/or whistleblowing, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, HIPAA, the Georgia Fair Employment Practices Act (O.C.G.A. § 45-19-20 et seq.), the Georgia Sex Discrimination in Employment Act (O.C.G.A. § 34-5-1 et seq.)., the Georgia Age Discrimination Law (O.C.G.A. § 34-1-2 et seq.), the Georgia Equal Employment for Persons with Disabilities Code (O.C.G.A. § 34-6A-1 et seq.), and any and all claims arising under any other constitutional, federal, regulatory, state or local law, or under the common law or in equity; provided, however, that nothing in this Agreement shall operate to release any claims that cannot be released under applicable law.

(b)           Full Release of all Claims by the Company.  In exchange for the mutual promises and other consideration described herein, the Company releases Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators, from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of the Company’s execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by the Company to date.

(c)           Waiver of Monetary Rights in Connection with any Administrative Claim.  Nothing in this Agreement shall be construed as prohibiting Employee from making a future claim with the Equal Employment Opportunity Commission or any similar or equivalent state agency or from assisting any third-party, by providing truthful testimony, in pursuit of such future claim, action or lawsuit of any kind.  Notwithstanding the foregoing, should Employee pursue any such future administrative claim or otherwise assist any third-party in the pursuit of such future administrative claim, action or lawsuit of any kind, Employee, to the maximum extent allowed by law, agrees and acknowledges that Employee will not seek, and hereby waives and forfeits, any right to recover monetary damages associated with any such claim, action or proceeding.

4.           Resignation from All Positions. Upon the occurrence of the Separation Date, the Employee shall be deemed to have immediately resigned from any and all officer, director, committee and other positions he then holds with the Company or any affiliates of the Company, and this Agreement shall act as notice of resignation by the Employee without any further action required by the Employee or the Company. To ensure proper documentation of these resignations, Employee will cooperate in signing formal resignation documents as may be requested by Outcomes.

5.           Continuation of Post-Termination Covenants; Survival of Provisions of Employment Agreement.  Employee acknowledges and agrees that the post-termination covenants and obligations of Employee set forth in the Employment Agreement, including without limitation those contained in Sections 4, 5, 6, 7, 8, 10, 11, 17, 26 and 29 thereof, shall survive the execution of this Agreement and shall remain in full force and effect.

6.           No Disparagement.  Employee agrees not to do anything, and not to make any oral or written statement to any person (including without limitation any employee, client, customer, supplier, or vendor of the Company), that disparages or places in a false or negative light the Company, any of its parents, subsidiaries, or affiliates, or any past or present officer or employee of the Company or any of its parents, subsidiaries, or affiliates.  Employee affirms that Employee has not done or said anything before signing this Agreement that would violate this Section 6.

7.           No Admission of Liability.  The parties agree and acknowledge that this Agreement is a full and complete compromise of the matters released herein between the parties hereto; that neither the releases nor the negotiations for this Agreement and the agreement embodied herein, including all statements or communications made to date, shall be considered admissions of wrongdoing by them.

8.           Attorneys’ Fees and Costs.  Employee and Company, individually and collectively, shall be responsible for their own attorneys’ fees and costs, and for extinguishing any attorneys’ liens filed by their counsel of record.  Employee understands and agrees that the payments contemplated in Section 2 include and encompass any and all claims with respect to attorneys’ fees, costs, and expenses for and by any and all attorneys who have represented Employee, with whom Employee has consulted or who have done anything in connection with the subject matter of this Agreement or any of the claims being released hereunder.

9.           Older Workers Benefit Protection Act Rights.

(a)           Employee is advised to seek legal counsel regarding the terms of this Agreement, which includes a release of all claims that exist as of his signing of this Agreement.  Employee acknowledges that he has either sought legal counsel or has consciously decided not to seek legal counsel, contrary to the Company’s advice, regarding the terms and effect of this Agreement.

(b)           Employee acknowledges that this Agreement releases only those claims which exist as of the date of Employee’s execution of this Agreement.

(c)           Employee acknowledges that he may take a period of thirty (21) days from the date of receipt of this Agreement (“Release Execution Deadline”) within which to consider and sign this Agreement.

(d)           Employee acknowledges that he will have seven (7) days from the date of signing this Agreement to revoke the Agreement in writing in its entirety (“Revocation Period”).  Employee acknowledges that the Agreement will not become effective or enforceable until the Revocation Period has expired.  In the event that Employee chooses to revoke this Agreement, within the Revocation Period, he will:

(i)	Revoke the entire Agreement in a signed writing, delivered to the following person on or before the seventh (7th) day after he executed the Agreement:

Robert F. Dow, Esq.
Arnall Golden Gregory LLP
171 17th St. NW
Suite 2100
Atlanta, GA  30363
robert.dow@agg.com

(ii)	Forfeit any and all right to payment as contemplated by this Agreement; and

(iii)	Return the full amount of consideration received, if any, to the Company along with the signed writing.

(e)           The Effective Date of this Agreement shall be the eighth (8th) day after the date on which Employee signs the Agreement, assuming that Employee has not revoked the Agreement in writing within the Revocation Period.

(f)           Employee expressly acknowledges that the consideration that he is receiving under this Agreement, including the release contained in Section 3 above, constitutes material consideration for the execution of this Agreement, and represent valuable consideration to which he would not otherwise be entitled.

10.           Jurisdiction.  The laws of the State of Georgia shall govern this Agreement, unless preempted by any applicable federal law controlling the review of this Agreement.

11.           Construction of this Agreement.  The parties agree that they each have participated in the drafting of this Agreement, and that, as a result, this Agreement shall not be construed in favor of or against any party hereto.  It is intended that the Severance Pay is not a deferral of compensation under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

12.           Severability.                       The terms, conditions, covenants, restriction, and other provisions contained in this Agreement are separate, severable, and divisible.  If any term, provision, covenant, or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

13.           Entire Agreement.  This Agreement, together with the portions of the Employment Agreement that survive the termination of Employee’s employment with the Company, contain the entire agreement and understanding between Employee and the Company concerning matters they describe, and supersede all previous agreements, discussions, negotiations, understandings, and proposals of the parties.  The terms of this Agreement cannot be changed except in a subsequent document signed by Employee and an authorized representative of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

EMPLOYEE:

/s/ Wade R. Bradley
WADE R. BRADLEY

Date:	July 14, 2014

THE COMPANY:

EAU TECHNOLOGIES, INC.

By:	/s/ Theodore C. Jacoby, Jr.

Its:	Director